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                                                                    Exhibit 10.4



                   AMENDED AND RESTATED REINSURANCE AGREEMENT

                         referred to as the "Agreement"

                                    BETWEEN

                 THE MUTUAL LIFE INSURANCE COMPANY OF NEW YORK

                                       OF

                               NEW YORK, NEW YORK

                 referred to in this Agreement as the "Company"

                                      AND

                    LIFE REASSURANCE CORPORATION OF AMERICA

                                       OF

                             STAMFORD, CONNECTICUT

                   referred to in this Agreement as "Life Re"

                               AGREEMENT #8888-1









                                 [Life Re Logo]

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     This Amended and Restated Reinsurance Agreement (this "Agreement") amends and fully restates the Reinsurance Agreement between the Company and Life Re entered into on May 25, 1994, with an effective date for the reinsurance of January 1, 1994.

     The Company and Life Re mutually agree to reinsure on the terms and conditions set forth below. This Agreement is solely between the Company and Life Re, and performance of the obligations of each party under this Agreement shall be rendered solely to the other party. In no instance will anyone other than the Company or Life Re have any rights under this Agreement.

                                   ARTICLE I

                                   REINSURANCE

     The Company will cede and Life Re will accept 50% of the Company's rights, obligations, liabilities and risks associated with the insurance policies, plans and/or riders set forth in Schedule A that went into paid up status on or before December 31, 1993. The policies set forth in Schedule A that are reinsured under this Agreement are hereinafter referred to collectively as "Reinsured Policies" and individually as a "Reinsured Policy." The 50% of the Company's business associated with the Reinsured Policies is hereinafter referred to as "Life Re's Share." Life Re will have no liability for any policies any part of which are currently reinsured by the Company.

                                   ARTICLE II

                              REINSURANCE LIABILITY

     The liability of Life Re on any Reinsured Policy begins and ends at the same time as that of the Company; however, Life Re will have no liability for claims incurred before January 1, 1994.

                                  ARTICLE III

                          PLAN AND AMOUNT OF INSURANCE

1.       Plan

     Reinsurance under this Agreement is on a funds withheld basis according to Life Re's Share, subject to the terms and conditions of policy forms issued by the Company for the Reinsured Policies in existence as of the effective date of this Agreement.

2.       Reductions and Terminations

     Reinsurance amounts are calculated in terms of coverages on a "per policy" basis. If any of the Reinsured Policies on an insured are reduced or terminated, reinsurance under this Agreement on such Reinsured Policies will be reduced in proportion to Life Re's Share.
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3.       Reinstatements

     A Reinsured Policy originally ceded under this Agreement, that is reduced, terminated, lapsed or surrendered, and later reinstated to paid up status by the Company pursuant to the policy provisions, will be accepted for reinsurance by Life Re up to such amount as would be in force if such Reinsured Policy had not been reduced, terminated, lapsed or surrendered. The Company will pay to Life Re, Life Re's Share of any payments or interest that the Company received for reinstatement.

                                   ARTICLE IV

                           PROCEDURES FOR REINSURANCE

1.       Initial Consideration

     Within 15 days of the date of execution of this Agreement, Life Re will pay to the Company initial consideration equal to $10,450,000.00, plus an amount equal to the reserves for dividend liabilities on Life Re's Share of the Reinsured Policies.

2.       Establishment of Reserves

     Within 15 days of the date of execution of this Agreement, the Company will establish a dedicated portfolio consisting of cash equal to (i) the statutory reserves (including reserves for substandard policies and dividend liabilities) on Life Re's Share of the Reinsured Policies as of January 1, 1994 as set forth in Schedule A and (ii) interest on such reserves from January 1, 1994 to the date of payment at an effective annual rate of interest equal to 7%. The assets held in the dedicated portfolio are hereinafter referred to as the "Withheld Assets." A list of the assets comprising the Withheld Assets at the inception of this Agreement are set forth in Schedule B.

3.       Treaty Quarter

     The three month period ending on the last day of each March, June, September, and December is referred to herein as a "Treaty Quarter."

4.       Withdrawal and Surrender Benefits and Dividends

     Life Re's Share of death benefits, withdrawal benefits, surrender benefits, maturities, Annual Policy Dividends (as defined below), and Policy Termination Dividends (as defined below) will be paid after the end of each Treaty Quarter within 30 calendar days after Life Re receives from the Company the Quarterly Reports described in Article IV, 6, below, showing the amount of actual payments, increased with interest. Interest will be calculated from the midpoint of the quarter such amounts are paid by the Company to the date they are paid by Life Re, at an effective annual rate of interest equal to the three month Treasury Bill rate, as of the midpoint of the quarter such amounts are paid by the Company. Such payments will be made by (i) the release of assets from the Withheld Assets by the Company, in consultation with Life Re, (ii) the release of cash


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from the Withheld Assets, (iii) direct payment by Life Re to the Company, or
(iv) any combination of the above.

5.       Expense Allowances

     Life Re will pay to the Company an annual expense allowance equal to Life Re's Share of $15.00 for each Reinsured Policy. Such expense allowance will be payable in quarterly installments within thirty (30) days after Life Re receives from the Company the Quarterly Reports described in Article IV,6, below, based on the number of Reinsured Policies in effect as of the end of such Treaty Quarter. Payment will be made as described in Article IV, 4.

6.       Quarterly Reports

     Within thirty (30) calendar days following the end of a Treaty Quarter, the Company will forward to Life Re a statement of transactions in substantially the form shown in Schedule C ("Quarterly Report") and as may be amended from time to time by the mutual written consent of the Company and Life Re. If a balance is due the Company, Life Re will remit such amount to the Company, with interest as provided in Article IV,4, above, within 30 calendar days of receiving the Quarterly Report. With the Quarterly Report, the Company will provide a list of assets comprising the Withheld Assets and the value of such assets as reported on the Company's financial statements.

7.       Interest Maintenance Reserve

     When a Withheld Asset which is subject to the interest maintenance reserve statutory accounting principles applicable to the Company is sold, an interest maintenance reserve applicable to the Withheld Assets under this Agreement will be established for purposes of this Agreement (the "IMR") and the following occur:

                 The realized gain on the sold Withheld Asset is not credited at the time of sale to the investment earnings on the Withheld Assets. The value of the Withheld Assets required to be held will be increased by the amount of the related interest maintenance reserve as calculated by the Company for inclusion in its statutory financial statements. Life Re will pay to the Company from the Withheld Assets an amount equal to the statutory gain from the sale of such asset minus the amount of the IMR established. As this payment is assumed to cover the Company's tax cost, the amount of the payment divided by the realized gain is deemed the "Tax Rate" for the specific asset sold. Such payment will be made within 30 calendar days of receiving the Quarterly Report and such payment will include interest from the date the Withheld Asset was sold at an effective annual rate of interest equal to the three-month Treasury Bill rate as of the date the Withheld Asset was sold.

                 As the Company amortizes the related interest maintenance reserve, the Company will credit to the investment earnings on the Withheld Assets the amount amortized for the asset sold divided by I minus the Tax Rate. Such payment will be made as described in Article IV, 4.



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8.       Withheld Assets

     The Withheld Assets will be held by the Company in an amount equal to the statutory reserves (including the IMR and the Company's estimated dividend liabilities) on Life Re's Share of the Reinsured Policies. The investment of the Withheld Assets will be managed by an investment advisor (the "Advisor") approved by both the Company and Life Re. The Advisor will manage the Withheld Assets in accordance with the Investment Guidelines attached hereto as Schedule
D. Any investment income or gain received from the Withheld Assets will be considered Withheld Assets.

     Life Re is solely responsible for the payment of any fees charged by the Advisor for managing the Withheld Assets. Such fees will be paid directly by Life Re and will not be paid out of the Withheld Assets.

     If at any time the value of the Withheld Assets (as reflected on the Company's financial statements prepared in accordance with statutory accounting principles) should be less than the statutory reserves (including the IMR and the Company's estimated dividend liabilities) on Life Re's Share of the Reinsured Policies, Life Re will transfer to the Company cash or other assets which meet the requirements of the Investment Guidelines in an amount sufficient so that the value of the Withheld Assets equals or exceeds the statutory reserves (including the IMR and the Company's estimated dividend liabilities) on Life Re's Share of the Reinsured Policies.

     If the value of the Withheld Assets (as reflected on the Company's financial statements prepared in accordance with statutory accounting principles) exceeds the statutory reserves (including the IMR and the Company's estimated dividend liabilities) on Life Re's Share of the Reinsured Policies, Life Re may elect to have all or some portion of the excess paid to Life Re. Life Re may elect to have either cash or assets transferred from the Withheld Assets to Life Re; however, Life Re must ensure that after any such transfer the value of the Withheld Assets equals or exceeds the statutory reserves (including the IMR and the Company's estimated dividend liabilities) on Life Re's Share of the Reinsured Policies. If the value of the Withheld Assets (as reflected on the Company's financial statements prepared in accordance with statutory accounting principles) exceeds the statutory reserves (including the IMR and the Company's estimated dividend liabilities) on Life Re's Share of the Reinsured Policies by more than 5% of the statutory reserves (including the Company's estimated dividend liabilities), the Company will automatically pay to Life Re from the Withheld Assets an amount necessary to reduce such excess to less than 5% of the statutory reserves (including the IMR and the Company's estimated dividend liabilities).

     Within thirty (30) days of the end of each month, the Advisor will provide the Company with a report that reflects duration and rating of each Withheld Asset. If at any time the Withheld Assets fail to meet the requirements of the Investment Guidelines, Life Re will correct such failure within thirty (30) days of receiving notice of such failure.



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9.       DAC Tax

     The Company and Life Re hereby agree to make an election pursuant to
Section 1.848-2(g)(8) of the Income Tax Regulations issued December 1992, under
Section 848 of the Internal Revenue Code of 1986, as amended. This election shall be effective for 1993 and for all subsequent taxable years for which this Agreement remains in effect. The Company and Life Re also agree to the following:

         (a) The term "party" will refer to either the Company of Life Re as appropriate.

         (b) The terms use in this Article are defined by reference to Regulation Section 1.848-2 in effect December 1992.

         (c) The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1).

         (d) Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or is otherwise required by the Internal Revenue Service.

         (e) The Company will submit a schedule to Life Re by May 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an officer of the Company stating that the Company will report such net consideration in its tax return for the preceding calendar year.

         (f) Life Re may contest such calculation by providing an alternative calculation to the Company in writing within thirty (30) days of Life Re's receipt of the Company's calculation. If Life Re does not so notify the Company, Life Re will report the net consideration as determined by the Company in Life Re's tax return for the previous calendar year.

         (g) If Life Re contests the Company's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date Life Re submits its alternative calculation. If the Company and Life Re reach agreement on an amount of net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.




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                                   ARTICLE V

                             LIABILITY FOR PAYMENTS

1.       Age Adjustment

     If the amount of any Reinsured Policy is changed because of a misstatement of age, Life Re will share in any adjustments in proportion to Life Re's Share.

2.       Commissions

     Life Re will not participate with the Company in any agent commissions or other similar compensation paid by the Company in connection with a Reinsured Policy.

                                   ARTICLE VI

                                    BENEFITS


1.       POLICYHOLDER BENEFITS

         A.       Annual Policy Dividends

                  Life Re will reimburse the Company for Life Re's Share of dividends credited to the policyholder on the anniversary of any Reinsured Policy ("Annual Policy Dividend"). The Company shall have sole responsibility for setting the formula for determining the Annual Policy Dividend and Life Re shall be bound by the Company's determination.

         B.       Policy Termination Dividends

                  Life Re will reimburse the Company for Life Re's Share of dividends paid to the policyholder on the termination of any Reinsured Policy ("Policy Termination Dividend"). The Company shall have sole responsibility for setting the formula for determining the Policy Termination Dividend and Life Re shall be bound by the Company's determination.

         C.       Reduction in Annual Policy Dividends

                  If the dividend interest rate used to determine the Annual Policy Dividend for 1994 (payable in 1995) is reduced from the rate used for the Annual Policy Dividend for 1993, Life Re will pay additional consideration to the Company for the reinsurance within thirty (30) days after the Annual Policy Dividend for 1994 is established by the Board of Trustees of the Company at its 1994 meeting regarding dividends. The amount paid is based on the number of basis points by which the dividend interest rate is reduced. For this purpose, the reduction in the dividend interest is defined as:



                     .4438L5 + .1435L6 + .0214L8 + .3913LV,



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                  where L5, L6, L8 and LV, are the dividend interest rate
                  reductions for policies with 5%, 6%, 8%, and variable loan rates, respectively.

                  The amount Life Re will pay the Company for each basis point by which the dividend interest rate used to determine the Annual Policy Dividend is reduced will be determined by the following formulas:

                  (1) For reductions up to and including 37.4 basis points, Life
                      Re will pay the Company the greater of $0.00 or the amount determined using the following formula:

                           ((Basis point reduction) x $39,775) - $500,000

                  (2) For reductions in excess of 37.4 basis points, Life Re will pay the Company the amount determined using the following formula:

                      $987,500 + ((basis point reduction - 37.4 basis points) x $23,400)

         D.       Policy Loans

                  Life Re will not participate with the Company on policy loans on any Reinsured Policy.

         E.       Settlement Options

                  Life Re will not participate in settlement options.

2.       CLAIM BENEFITS

         A.       Notification

                  Unless otherwise requested by Life Re, the Company will notify Life Re of claims involving any Reinsured Policy at the time the Quarterly Report is delivered to Life Re. The Company will furnish Life Re claim information and, upon request by Life Re, copies of all claim papers and proofs.

         B.       Authorization for Payment

                  Life Re will follow the decision of the Company on payment of a claim arising from a Reinsured Policy, other than as provided in Article VI,2,D. Life Re will pay Life Re's Share of such claims to the Company in full. Payment will be made as described in Article IV, 4.

         C.       Expenses

                  Life Re will share in the claim expense of any contest or compromise of a claim in proportion to Life Re's Share. Life Re will share in the total




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                  amount of an reduction in liability in proportion to Life Re's
                  Share. Claim expense includes, but is not limited to, cost of investigation, legal fees, court costs, and interest charges. Compensation of salaried officers and employees will not be reimbursed by Life Re.

                  Life Re will pay Life Re's Share of any extracontractual or punitive damages assessed against the Company for any Reinsured Policy under this Agreement if each of the following conditions is met:

                  (a) The primary basis for the award of extracontractual or punitive damages was the Company's denial of a claim under the Reinsured Policy;

                  (b) Before any action by the Company indicating to the
                      claimant that the claim is being denied or contested, Life Re must have had the opportunity to review the claim file; and

                  (c) Life Re must have agreed that the claim should be denied or contested.

                  Life Re also will reimburse the Company for Life Re's Share of reasonable legal fees incurred in defense of extracontractual or punitive damages.

         D.       Contested Claims

                  Whenever the Company has formed a preliminary opinion that a claim might be denied or contested, and before any final action by the Company indicating to the claimant that the claim is being denied or contested, the Company will give Life Re the opportunity to review the complete claim file. Life Re will review the file promptly and, at its option, (i) pay Life Re's Share as if the claim was not contested, in full discharge of its obligation to the Company for that claim or
                  (ii) after consultation with the Company, join in the contest, or ratify the denial.

                  If Life Re joins in the contest, or ratifies the denial, of a claim, Life Re will communicate to the Company Life Re's decision to pay Life Re's Share of the ultimate claim expense.

                                  ARTICLE VII

                                   INSOLVENCY

     All reinsurance under this Agreement will be paid by Life Re directly to the Company, its liquidator, receiver, or statutory successor, on the basis of the liability of the Company under the Reinsured Policies without diminution because of the insolvency of the Company. In the event of the insolvency of the Company, the liquidator, receiver, or statutory successor of the Company will give written notice of a pending claim against the Company on any Reinsured Policy within a reasonable time after the claim is filed in



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the insolvency proceedings. While the claim is pending, Life Re may investigate and interpose, at its own expense, in the proceedings where the claim is to be adjudicated, any defenses which it may deem available to the Company or its liquidator, receiver, or statutory successor. The expense incurred by Life Re will be charged, subject to court approval, against the Company as an expense of liquidation to the extent of a proportionate share of the benefit that accrues to the Company as a result of the defenses by Life Re. Where two or more reinsurers are involved and a majority in interest elect to defend a claim, the expense will be apportioned in accordance with the terms of this Agreement as if the expense had been incurred by the Company.

                                  ARTICLE VIII

                                   ARBITRATION

     Life Re and the Company intend that any dispute between them under or with respect to this Agreement be resolved without resort to any litigation. Accordingly, Life Re and the Company agree that they will negotiate diligently and in good faith to agree on a mutually satisfactory resolution of any such dispute; provided, however, that if any such dispute cannot be so resolved by them within sixty (60) calendar days (or such longer period as the parties may agree) after commencing such negotiations, Life Re and the Company agree that they will submit such dispute to arbitration in the manner specified herein, and such arbitration proceeding will be conducted in accordance with the rules of the American Arbitration Association.

     The arbitration hearing will be before a panel of three arbitrators, each of whom must be a present or former officer of a life insurance or life reinsurance company, other than the Company or Life Re or any of their affiliates. Life Re and the Company will each appoint one arbitrator by written notification to the other party within thirty (30) calendar days after the date of the mailing of the notification initiating the arbitration. These two arbitrators will then select the third arbitrator within sixty (60) calendar days after the date of the mailing of the notification initiating arbitration.

     If either Life Re or the Company fail to appoint an arbitrator, or should the two arbitrators be unable to agree upon the choice of a third arbitrator, the arbitrator will be selected by the American Arbitration Association or its successor organization or (if necessary) the president of any similar organization designated by lot of Life Re and the Company within thirty (30) calendar days after the request.

     The vote or approval of a majority of the arbitrators will decide any question considered by the arbitrators; provided, however, that if no two arbitrators reach the same decision, then the average of the two closest mathematical determinations will constitute the decision of all three arbitrators. The place of arbitration will be New York, New York. Each decision (including without limitation each award) of the arbitrators will be final and binding on all parties and will be nonappealable, and (at the request of either of Life Re or the Company) any award of the arbitrators may be confirmed by a judgment entered by any court of competent jurisdiction. Each party will be responsible for paying (i) all fees and expenses charged by its respective counsel, accountants, actuaries, and




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other representatives in conjunction with such arbitration and (ii) one-half of the fees and expenses charged by each arbitrator.

                                   ARTICLE IX

                               GENERAL PROVISIONS

1.       Exchanges and Conversions

     Any Reinsured Policy that is exchanged for or converted to a policy issued by the Company that is not a Reinsured Policy will be treated as a surrender. Any Reinsured Policy that is no longer on paid up status will be treated as a surrender.

2.       Policy Forms and Rates

     Upon request, the Company will furnish Life Re with a copy of its application forms, policy and rider forms, premium and non-forfeiture value manuals, reserve tables, actuarial memoranda, and any other forms or tables needed for proper handling of reinsurance under this Agreement. Life Re must agree in writing before incurring additional liability resulting from any voluntary changes to policies, policy riders or amendments reinsured under this Agreement.

3.       Errors and Omissions

     If either the Company or Life Re fails to perform an obligation under this Agreement, and such failure is the result of an Error on the part of the Company or Life Re, such Error will be corrected by restoring both the Company and Life Re to the positions they would have occupied had no such Error occurred. For this purpose, "Error" means any clerical mistake made inadvertently, excluding errors of judgment and all other forms of error.

4.       Offset

     Any amount under this Agreement which either the Company or Life Re is contractually obligated to pay to the other party may be paid out of any amount which is due and unpaid under this Agreement. The application of this offset provision will not be deemed to constitute diminution in the event of insolvency.

5.       Inspection

     Upon reasonable notice, Life Re may inspect any and all books, records, documents or similar information relating to or affecting reinsurance under this Agreement at the home office of the Company during normal business hours. Upon reasonable notice, the Company may inspect any and all books, records, documents or similar information relating to or affecting reinsurance under this Agreement at the home office of Life Re during normal business hours.



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6.       Entire Agreement

     This Agreement and the Schedules attached hereto supersede all prior discussions and written and oral agreements between the parties with respect to the subject matter of this Agreement. This Agreement and the Schedules attached hereto contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

7.       Amendment

     This Agreement may be modified or amended only by a writing duly executed by or on behalf of the Company and Life Re.

8.       Counterparts

     This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

9.       No Assignment

     Except as otherwise provided herein, neither party hereto may assign this Agreement or any right hereunder or part hereof without the prior written consent of the other party hereto. In the event of the insolvency of the Company, Life Re does hereby grant to the Company's liquidator, receiver or other statutory successor the unilateral right to assign the Company's interest under this Agreement to any other insurance company.

     Life Re will not retrocede Life Re's Share of the Reinsured Policies under this Agreement to a life insurance company that is not a licensed or authorized reinsurer in the State of New York without the prior approval of the New York Department of Insurance.

10.      Binding Effect

     This Agreement is binding upon and will inure to the benefit of the parties and their respective successors and permitted assignees.

11.      Notices

     Any notice, request, instruction, or other document to be given hereunder by any party hereto to the other party hereto shall be in writing and (i) delivered personally, (ii) sent by facsimile, (iii) delivered by overnight express, or (iv) sent by registered or certified mail, postage prepaid, as follows:




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
         If to the Company, to:

                  The Mutual Life Insurance Company of New York
                  Glenpointe Centre West
                  Teaneck, New Jersey 07666-6888
                  Attention: Phillip A. Eisenberg, Senior Vice President and Chief Actuary Facsimile: 201/907-5998

         If to Life Re, to:

                  Life Reassurance Corporation of America
                  969 High Ridge Road
                  Stamford, Connecticut 06905
                  Attention: Claudia E.  Cannataro, Vice President
                  Facsimile: 203/321-3200

or at such other address for a party as shall be specified by like notice. Each notice or other communication required or permitted under this Agreement that is addressed as provided in this Article IX, 11 will, if delivered personally or by overnight express, be deemed given upon delivery; will, if delivered by facsimile or similar facsimile transmission, be deemed delivered when electronically confirmed; and shall, if delivered by mail in the manner described above, be deemed given on the third business day after the day it is deposited in a regular depository of the United States Mail.

12.      Invalid Provisions

     If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of the Company or Life Re under this Agreement will not be materially and adversely affected thereby, (1) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (iv) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

     If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of the Company or Life Re under this Agreement would be materially and adversely affected thereby, the Company and Life Re agree to negotiate in good faith to amend this Agreement so that each of the parties is in as similar a position as possible to that held immediately prior to any provision of this Agreement being held illegal, invalid, or unenforceable.




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                                   ARTICLE X

                              DURATION OF AGREEMENT

     This Agreement will be effective on and after January 1, 1994. This Agreement is unlimited in duration but may be amended by mutual consent of the Company and Life Re. The reinsurance provided hereunder will remain in force until termination of the Reinsured Policies in accordance with the terms of this Agreement.

         A. This Agreement may be terminated by the Company (in its sole discretion) if Life Re does not transfer additional assets to the Company to become Withheld Assets as required by Article IV,8, and does not correct such failure within the time period specified. If the Company terminates this Agreement, the Company will recapture the Reinsured Policies effective as of the end of the calendar quarter in which Life Re receives notice of such termination. Upon recapture, all outstanding amounts owed under this Agreement will be settled.

                  In addition, before termination and recapture, Life Re and the Company will appoint a mutually acceptable actuary who is not affiliated with either Life Re or the Company to value the future profits of Life Re's Share of the Reinsured Policies by measuring the future cash flows on the Withheld Assets minus the future cash flows on Life Re's Share of the liabilities on the Reinsured Policies. The actuary will follow the guidelines attached in Schedule E in conducting the valuation. Upon receipt of the independent actuary's valuation of the future profits, the Company will pay Life Re, concurrently with the recapture, an amount equal to (i) the present value of such future profits (including the Company's current estimated dividend liabilities) minus (ii) the lesser of (a) $1,000,000.00 or (b) 25 % of the present value of such future profits plus (iii) if any, Withheld Assets in excess of the statutory reserves (including the IMR) and the Company's current estimated dividend liabilities. The expenses of the independent actuary will be paid by the Company and Life Re equally.

         B. If this Agreement is declared invalid or is otherwise terminated (other than under the provisions of paragraph A., above), the Company will recapture the Reinsured Policies. Upon recapture, all outstanding amounts owed under this Agreement will be settled.

                  In addition, before recapture, Life Re and the Company will appoint a mutually acceptable actuary who is not affiliated with either Life Re or the Company to value the future profits of Life Re's Share of the Reinsured Policies by measuring the future cash flows on the Withheld Assets minus the future cash flows on Life Re's Share of the liabilities on the Reinsured Policies. The actuary will follow the guidelines attached in Schedule E in conducting the valuation. Upon receipt of the independent actuary's valuation of the future profits, the Company will pay Life Re, concurrently with the recapture, an amount equal to (i) the present value of such future profits (including, the Company's current estimated dividend liabilities) plus (ii) if any, Withheld Assets in excess of the statutory reserves (including the IMR) and the Company's current estimated dividend liabilities. The expenses of the independent actuary will be paid by the Company and Life Re equally.


                                   ARTICLE XI

                                    EXECUTION

     IN WITNESS WHEREOF, Life Re and the Company have executed this Amended and Restated Reinsurance Agreement on the date set forth below to amend and restate the Reinsurance Agreement between the Company and Life Re entered into on May 25, 1994, with an effective date for the reinsurance January 1, 1994.


                                   THE MUTUAL LIFE INSURANCE COMPANY OF NEW YORK

Date: February 10, 1995            By:      /s/ Edward P. Bank
                                   Name:  Edward P.  Bank
                                   Title: Vice President & Deputy
                                          General Counsel

                                   LIFE REASSURANCE CORPORATION OF AMERICA

Date: February 9, 1995             By:      /s/ W. Weldon Wilson
                                   Name: W.  Weldon Wilson
                                   Title: Senior Vice President

                                   SCHEDULE A

                         SCHEDULE OF REINSURED POLICIES

                                AGREEMENT #8888-1


                  The Reinsured Policies consist of the Company's paid-up policies in force as of December 31, 1993, excluding growth option riders. These policies are identified by the following paid-up group codes on the Company's valuation system:


0001-0       0005-0      0006-0      0008-0       0180-0      0190-0      0210-0
0101-0       0101-1      0102-0      0102-1       0108-0      0110-0      0111-0
0201-0       0202-0      0207-0      0211-0       0213-0      0214-0      0401-0
0402-0       0407-0      0410-0      0412-0       0413-0      0451-0      0452-0
0460-0       0462-0      0463-0      0499-0       0501-0      0502-0      0504-0
0510-0       0512-0      0513-0      0551-0       0552-0      0562-0      0563-0
0701-0       0701-1      0701-2      0701-4       0701-5      0702-0      0710-0
0712-0       0713-0      0751-0      0751-1       0751-2      0751-3      0751-4
0751-5       0752-0      0762-0      0763-0       0799-0      0801-0      0802-0
0810-0       0851-0      0852-0      1012-0       1051-0      1201-0      1251-0
1551-0

                 The following are excluded from the reinsured block: (i) policies issued in Canada; (ii) any policy any part of which is already ceded to another company; (iii) policies issued with a 1980 CSO valuation basis; and (iv) for policies with spouse and/or children's riders, the secondary insured when such status was in effect as of December 31, 1993 (as designated by the Company's indices 974, 978, or 990).

                  On May 20, 1994, the Company provided Life Re with a seriatim tape listing of the policies to be reinsured. This listing will be viewed as a closed block and only the policies therein are reinsured. Any policies which are later found to belong to the block, but are not on the tape listing, are not reinsured.

                 As of December 31, 1993, the liabilities reinsured (50% quota share) are as follows:

                   Reserves (standard)                         $120,075,635.00
                   Reserves (substandard)                      $    226,640.00
                   Dividend liability                          $  2,285,884.00

                                   SCHEDULE B

                                AGREEMENT #8888-1

                       WITHHELD ASSETS AS OF MAY 25, 1994

                                   SCHEDULE B

                             SAVR MONTH END LOT BOOK

                                    05/31/94

                                                           BOOK       ORIGINAL       TRADE       INVEST-
                                   SHARES/PAR             VALUE         COST          DATE      MENT YEAR                    YIELD
                               -----------------       ------------  ----------    ----------  -------------                --------
 001TLRE     02 010100206BF10  AT&T CAPITAL CORP.      NOTES                         4.20000    1994/06/01
    1             940531I0104  4,000,000.0000          3,999,533.33  3,999,533.33   05/31/94       9405     99.9883332500   4.200000
TOTAL FOR       010100206BF10  4,000,000.0000          3,999,533.33  3,999,533.33


 001TLRE     02 010102635SF36  AMERICAN GENERAL CORP                                 4.35000    1994/06/03
    1             94052700101  4,000,000.0000          3,996,772.22  3,996,772.22   05/27/94       9405     99.9193055000   4.150000
TOTAL FOR       010102635SF36  4,000,000.0000          3,996,772.22  3,996,772.22


 00111RE     02 030103739KF36  AON CORP                NOTES                         4.20000    1994/06/03
    1             940527I0108  4,000,000.0000          3,996,733.33  3,996,733.33   05/27/94       9405     99.9183332500   4.200000
TOTAL FOR       010303739KF36  4,000,000.0000          3,996,733.33  3,996,733.33


 001TLRE     02 0101046003AAA  ASSOCIATES CORP OF NA   NOTES                         4.12000    1994/06/02
    1             940526H0106  4,000,000.0000          3,996,795.56  3,996,795.56   05/26/94       9405     99.89198890000  4.120000
TOTAL FOR       0101046803AAA  4,800,000.0000          3,996,795.56  3,596,795.56


 001TLRE     02 010105527BF94  BASF                    NOTES                         4.20000    1994/06/09
    1             940526I0102  4,000,000.0000          3,993,466.67  3,993,466.67   05/26/94       9405     99.8366667500   4.200000
TOTAL FOR       010105527BF94  4,000,000.0000          3,993,466.67  3,993,466.67


 001TLRE     02 010105589SF36  BT SECURITIES INC.      NOTES                         4.15000    1994/06/03
    1             940531K0301  4,000,000.0000          3,996,772.22  3,996,772.22   05/27/94       9405     99.9193055000   4.150000
TOTAL FOR       010105589SF35  4,000,000.0000          3,996,772.22  3,996,772.22


0013TLRE     02 010107815KFA8  BELL SOUTH TELECOMM.    NOTES                         4.20000    1994/06/10
    1             940526K0304  3,000,000.0000          2,994,750.00  2,994,750.00   05/26/94       9405     99.8250000000   4.200000
TOTAL FOR       010107815KFAB  3,000,000.0000          2,994,750.00  2,994,750.00


 001TLRE     02 010108143SF12    BEMIS COMPANIES                                     4.25000    1994/06/01
    1             94053100303  4,008,000.0000          3,999,527.78  5,999,527.78    5/31/94       9405     99.9881945000   4.250000

                                                          BOOK         ORIGINAL       TRADE       INVEST-
                                SHARES/PAR                VALUE          COST          DATE      MENT YEAR                    YIELD
                               ---------------          ------------    ---------    ----------  -----------                --------

 TOTAL FOR      010108343SF12  4,000,000.0000           3,999,527.78   3,999,527.78
  001TLRE    02 010121667FF92  COOPER INDUSTRIES                       NOTES           4.13090  1994/06/09
     0            94052630105  4,000,000.0000           3,993,497.78   3,993,497.78   05/26/94   9405        99.8374445000  4.180000
 TOTAL FOR      010123667FF9Z  4,000,000.0000           3,993,497.78   3,993,497.78


  001TLRE    02 310323787FF35  DONNELLEY (R.R.) & SONS                 NOTES           4.30000  1994/06/01
     0            04053110393  4,000,000.0000           3,999,522.22   3,999,522.22   05/31/94   9405        99.98005555000 4.300000
 TOTAL FOR      010125787FF35  4,000,000.0000           3,999,522.22   3,999,522.22


  0017LRE    02 0303263540F80  DUPONE INC.                             NOTES           4.15000  1994/06/05
     3            940526H9304  4,000,000.0000           3,994,005.56   3,994,005.56   05/26/94   9504        99.8501390000  4.150000
 TOTAL FOR      0101263548F80  4,000,000.0000           3,994,005.56   3,994,005.56


  001TLRE    02 010130230WF11  EXXON IMPERIAL CORP.                                    4.10000  1994/06/01
     3            94052600101  4,000,000.000            3,997,266.67   3,997,266.67   05/26/94   9405        99.9316667500  4.100000
 TOTAL FOR      010130230WF11  4,000,000.0000           3,997,266.67   3,997,266.67


  001TLRE    02 0101369605GFI  G.E.  COMPANIES                         NOTES           4.15000  1994/06/02
     3            94052610103  4,000,000.0000           3,996,772.22   3,996,772.22   05/26/94   9405        99.9193055000  4.150400
 TOTAL FOR      030136960SGF1  4,000,000.0000           3,996,772.22   3,996,772.22


 0037TLRE    02 0101381420F31  GOLDMAN SACHS & CO.                     NOTES           4.15000  1994/06/03
     3            940527H0105  4,000,000.0000           3,996,772.22   3,996,772.22   05/27/94   9405        99.9193055000  4.150000
 TOTAL FOR       010181420F31  4,000,000.0000           3,996,772.22   3,996,772.22

  [TEXT      [TEXT ILLEGIBLE]  [TEXT ILLEGIBLE]                                                  [data
ILLEGIBLE]                                                                                       illegible]
     3            94053100301  4,000,000.0000           3,999,527.78   3,999,527.78   05/31/94   9405        99.9881945000  4.250000
 TOTAL FOR      01034280X3F18  4,000,000.0000           3,999,527.78   3,999,527.78

 001TLRE   02 010144181DF39  HOUSEHOLD FINANCE CO.                                   4.12500    1994/06/03
    1           94052600105  4,000,000.0000           3,996,333.33   3,996,333.33   05/26/94    9405        99.9083332500   4.12500
TOTAL FOR     0103441310F39  4,000,000.0000           3,996,333.33   3,996,333.33


0015TLRE   02 010150000BF13  KOCH INDUSTRIES                         NOTES          4.278000    1994/06/01
    1           94053310102  4,000,000.0000           3,999,525.56   3,999,525.56   05/31/94    9405        99.9881390000   4.270000
TOTAL FOR     010150000BF13  4,000,000.0000           3,999,525.56   3,999,525.56


 001TLRE   02 010159012XF22  MERRILL LYNCH & CO.                     NOTES           4.15000    1994/06/02
    3           940526X0302  4,000,000.0000           3,996,772.22   3,996,772.22   05/26/94    9405        59.9193055000   4.150000
TOTAL FOR     010159018KF22  4,000,000.0000           3,996,772.22   3,996,772.22


0013TLRE   02 010161166BF10  MONSANTO INC.                                           4.28000    1994/06/01
    3           94053100302  4,000,000.0000           3,999,524.44   3,999,524.44   05/31/94    9405        99.9881110000   4.280000
TOTAL FOR     010163366BF10  4,000,000.0000           3,999,524.44   3,999,524.44


 001TLRE   02 010163743DF22  NATIONAL RURAL                          NOTES           4.15000    1994/06/02
                             UTILITIES
    3           940526I0106  4,000,000.0000           3,996,772.22   3,996,772.22   05/26/94    9405        99.9193055000   4.150000
TOTAL FOR     010163743DF22  4,000,000.0000           3,996,772.22   3,996,772.22


 001TLRE   02 030164419BF19  NEW ENGLAND POWER CO.                   NOTES           4.25000    1994/06/01
    3           940531H0201  4,000,000.0000           3,999,527.78   3,999,527.78   05/31/94    9405        99.9881945000   4.250000
TOTAL FOR     010164419BF19  4,000,000.0000           3,999,527.78   3,999,527.78


 001TLRE   02 010170905FF75  PENNSYLVANIA POWER                      NOTES           4.20000    1994/06/07
                             & LIGHT
    3           940526H0101  4,000,000.0000           3,994,400.00   3,994,400.00   05/26/94    9405        99.8600000000   4.200000
TOTAL FOR     010170905FF75  4,000,000.0000           3,994,400.00   3,994,400.00


 001TLRE   02 010171815FFLS  PHILIP MORRIS CO.                       NOTES           4.20000    1994/06/01
    1           940531H0203  4,000,000.0000           3,999,533.33   3,999,533.33   05/31/94    9405        99.9883332500   4.200000
TOTAL FOR     010171815FF15  4,000,000.0000           3,999,533.33   3,999,533.33


0001TLRE   02 010174740FSH2  QUAKER OATS CO.                         NOTES           4.15000    1994/06/02
    3           040526X0305  4,000,000.0000           3,996,772.22   3,996,772.22   05/26/94    9405        99.9193055000   4.350000
TOTAL FOR     010174740FSH3  4,000,000.0000           3,996,772.22   3,996,772.22

0013TLRE   02 140183237BF76  SMITH KLINE BEECHAM CO                  NOTES            4.17000    1994/06/07
    3           040520H0103  4,000,000.0000           3,994,440.00   3,994,440.00    05/26/94          9405  99.8610000000  4.170000
TOTAL FOR     140133237BF76  4,000,000.0000           3,994,440.00   3,994,440.00


00131TLRE  02 010190262DF30  UBS FINANCE CO.                         NOTES            4.30000    1994/06/01
    1          040530IF0202  4,000,000.0000           3,999,522.22   3,999,522.22    05/31/94          9405   99.980555000  4.300000
TOTAL FOR     010390262DF18  4,000,000.0000           3,999,522.22   3,999,522.22

TOTAL FOR       SUB-ACCT 02  103,000,000.0000        102,924,838.88  102,924,838.88            4,314,666.17                   4.192*



                                                  * WEIGHTED AVERAGE YIELD RATE



Cash in the portfolio of $10,005,537.12

                                   SCHEDULE C

                               AGREEMENT #8888-1

                                QUARTERLY REPORT

                                                                      SCHEDULE C


                     LIFE REASSURANCE CORPORATION OF AMERICA
            SELF ADMINISTERED/BULK REINSURANCE SUMMARY REPORTING FORM


Ceding Company ____________  Reinsurer ________________   Treaty/Account # _______________

Period Experience as for __  Life Re's Share _________%   Three Month Treasury Bill Rate ____%

                                                          # Days in Interest Calculation _______

Contact ___________________  Date ______________________  Phone #_____________________

                 SECTION I - ACCOUNTING FOR INSURANCE OPERATIONS

     1)   Adjustment to Original Consideration           1)
     2)   Reinstatements                                 2)

Benefits Paid

     3)   Surrenders                                     3)
     4)   Maturities                                     4)
     5)   Annual Policy Dividends                        5)
     6)   Policy Termination Dividends                   6)
     7)   Claims                                         7)
     8)   Claims Allowance                               8)
     9)   Expense Allowance                              9)
                                                            --------------------
Total                                                    TOTAL
                                                            --------------------
     10)  Interest                                       10)
     11)  Net Due to (Life Re) Company                   11)

                    SECTION II - ACCOUNTING - FOR INVESTMENTS

     1)   Policy Reserves                                1)
     2)   Dividend Liability                             2)
     3)   Investment Maintenance Reserve                 3)
     4)   Amounts Due & Unpaid                           4)
     5)   Total Required Assets (1) + (2) + (3) + (4)    5)
     6)   Maximum Withheld Assets (5) @ 1.05             6)
                                                            --------------------
TOTAL WITHHELD ASSETS                                    Total
                                                            --------------------
                    SECTION III - POLICY EXHIBIT INFORMATION

                                                         Current Period           Year-to-Date
                                                         No. of     Amt. of       No. of            Amt. of
                                                         Policies   Rein (000)    Policies          Rein (000)
                                                         ---------------------    ----------------------------
A.   Inforce Beg. of Period                              A.
     1.   Reinstatements                                 1.
     2.   Other Increases                                2.
          a)    Total Inc (1+2)                          a)
     3.   Death                                          3.
     4.   Lapses                                         4.
     5.   Surrenders                                     5.
     6.   Expiry/Maturity                                6.
     7.   Other Decreases                                7.
          b)   Total Dec (3+4+5+6+7)                     b)
B.   Inforce End of Period (A + a - b)                   B.

                                   SCHEDULE D

                               AGREEMENT #8888-1

                              INVESTMENT GUIDELINES

                 The dedicated portfolio (the "Dedicated Portfolio") for the Withheld Assets shall be subject to (i) the laws of the State of New York governing the investments that may be made by a New York domiciled insurance company, and (ii) the restrictions, limitations and requirements of these Investment Guidelines. If the laws of the State of New York are more restrictive as to any type of investment permitted under these Investment Guidelines, the laws of the State of New York will control the investments that may be made in the Dedicated Portfolio.

SECTION I      GENERAL REQUIREMENTS

(1) The weighted (by book value) average adjusted modified duration of the portfolio of Cash Equivalents and Long Term Investments will be less than 7.5 at the end of each calendar quarter.

(2) The weighted (by book value) average quality of the Long Term Investments portfolio will be at least A2/A at the end of each calendar quarter, determined in a manner consistent with the methods used by Life Re Corporation in its filings with the Securities and Exchange Commission.

(3) The sum of the book values of Cash Equivalents, Long Term Investments and Other Assets will equal or exceed the amount of Withheld Assets required at the end of each month. The book value of investments in a single issuer shall not be larger than 4% of the Dedicated Portfolio at the end of any calendar quarter, except that U.S. Government, agency or U.S. Government guaranteed issues shall not be included in this restriction.

(4) All debt investments are U.S. dollar pay.

(5) In addition to the general limitations set forth in Paragraphs (1) through
(4) of this Section I, the Dedicated Portfolio shall be subject to the diversification and other limitations set forth in Section II below.

SECTION II     PERMISSIBLE INVESTMENTS

                 The Dedicated Portfolio shall only invest in the following categories of investments:

      (1) Cash Equivalents

                 The Dedicated Portfolio may invest in any of the following investments subject to the terms, conditions, and limitations set forth below, providing that all mature within 365 days of the date of acquisition:

          (a) U.S. Government Securities. U.S. Government securities and securities of an agency of the U.S. Government;


          (b) Certificates of Deposit. Negotiable certificates of deposit and bankers' acceptances issued by (i) any U.S. commercial bank rated C or better by Keefe Bruvette; or (ii) any European, Canadian or Japanese commercial bank rated 2 or better by Keefe Bruyette and which have assets in excess of US $50 billion;


           (c) Commercial Paper. (i) Commercial paper rated A-1 or better by S&P or P-1 or better by Moody's;


          (d) Repurchase Agreements. Repurchase agreements relating only Government securities from the Dedicated Portfolio at the cost of such securities to the Dedicated Portfolio plus accrued interest within a specified time; provided, however, (i) that the value of the collateral underlying such repurchase agreements shall at all times be at least equal to the repurchase price of the securities subject to the agreement less any accrued interest earned under such agreement; (ii) that such repurchase agreements shall have a term of not more than thirty days; (iii) that the other party to such repurchase agreements shall be a corporation incorporated under the laws of the United States of America or any state of the United States of America and shall be an eligible Commercial Paper issuer as defined in (c) above or shall be an eligible issuer of certificates of deposit described in (b) above; and (iv) that such repurchase agreements shall entitle the Dedicated Portfolio to take delivery of the collateral underlying such agreements at the time the Dedicated Portfolio enters into such agreements; and

          (e) Tax-Exempt Notes. Tax-exempt notes; provided, however, that at the time of each investment such Tax-exempt Notes shall be rated by either Moody's or S&P as follows: (i) Moody's: MIG I for notes; P-1 for commercial paper; or
(ii) S&P: SP-1 for short-term municipal notes; A-1+ or A-1 for commercial paper. For purposes of this provision, Tax-exempt Notes shall include such securities as Tax Anticipation Notes, Revenue Anticipation Notes, Bond Anticipation Notes, Construction Loan Notes, and Tax-exempt commercial paper.

      (2) Long Term Investments

                 The Dedicated Portfolio may invest in the following investments subject to the terms, conditions, and limitations set forth below providing that all mature more than 365 days from the date of acquisition:

          (a)    United States Obligations.

                 The Dedicated Portfolio may invest in (a) direct obligations of the United States of America for the payment of money, or obligations for the payment of money to the extent guaranteed or insured as to the payment of principal and interest by the United States of America; and (b) direct obligations for the payment of money, issued by an agency or instrumentality of the United States of America, or obligations for the payment of the money to the extent guaranteed or insured as to the payment of principal and interest by an agency or instrumentality of the United States of America.

          (b)    Corporate Obligations.

                 The Dedicated Portfolio may invest in bonds and notes of a solvent business corporation, on the following conditions:

                           i) The corporation shall be incorporated under the laws of the United States of America or any state of the United States of America;

                           ii) The corporation shall have net worth of not less than $10 million;

                           iii) No such obligation, guarantee, or insurance of the corporation shall have been in default as to principal or interest during the 5 years preceding the date of investment; and

                           iv) The issue shall be rated by either Moody's or S&P.

          (c)    Municipal Obligations.

                 The Dedicated Portfolio may invest in the debt obligations issued by states, territories and possessions of the United States and the District of Columbia and their political subdivisions, agencies and instrumentalities, or multistate agencies or authorities, the interest from which is exempt from federal income tax on the following conditions:

                           i) The obligations may be either so called "general obligation" bonds or "revenue" issues as those terms are commonly understood;

                           ii) The issue shall be rated by either Moody's or S&P.

          (d)    Collateralized Mortgage Obligations.

                 The Dedicated Portfolio may invest in collateralized mortgage obligations provided they are rated by either Moody's or S&P.

          (e)    Financial Futures Contracts and Options.

                 The Dedicated Portfolio may enter into exchange traded financial futures contracts and acquire exchange traded put and call options under terms and conditions regulated by, or substantially similar to those terms and conditions required by, a federal regulatory agency, but only to the extent that such financial futures contracts or options are entered into or acquired as part of a hedging transaction. For purposes of this provision, a "hedging transaction" shall mean the opening or closing (as such transaction may be adjusted from time to time) of one or more financial futures contracts or options which can reasonably be expected to minimize or reduce the price or interest rate risk relating to those assets or liabilities of the Dedicated Portfolio which are subject to the hedging transaction. No more than 20% of the value of the Withheld Assets may be hedged in this manner at any one time.

      (3) Other Investments

                 Irrespective of the above limitations, the Dedicated Portfolio may invest up to a maximum of 10% of its assets in investments not provided for in (1) or (2) above.

                                   SCHEDULE E

                                AGREEMENT #8888-1


                 In determining the present value of future profits, the independent actuary will adhere to the following guidelines:

                 (1) Assumptions for lapse, surrender and mortality will be based upon actual experience of the Company on the Reinsured Policies. Future improvement or deterioration in these assumptions will not be used unless events causing future improvement or deterioration are known at the time of such present value calculation and can be demonstrated to apply to the Reinsured Policies.

                 (2) Assumptions for termination dividends and all components of annual dividends will be based upon the scale then currently applicable. Future changes in the scale which are assumed or proposed, but not yet approved by the Company's Board of Trustees, may not be utilized.

                 (3) Maintenance expenses are assumed to be $15 per policy.

                 (4) The earnings rate used for the investment income on the assets will be set using the current rate which can be earned on the Withheld Assets then existing.

                 (5) The profit stream will be discounted using a rate of 14.75% before the effect of taxes.

                 (6) No target surplus or assumption for target surplus will be included in the calculation.

                 If, due to current regulatory or environmental conditions, any of the above guidelines do not meet then current standards of actuarial practice, the independent actuary may deviate from the guidelines.